EXHIBIT 16.1

RBSM LLP

HENDERSON, NV

July 21, 2021

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Marathon Digital Holdings, Inc. (the “Company”) Form 8-K dated July 21, 2021, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/s/ RBSM LLP